China Bio Energy Holding Group Announces Second
Quarter 2009 Financial Results

Six-month 2009 Revenues Increase 31.8% to $123.9 million, net income increased 23% to $16.0 million with EPS of $0.46

Reaffirms 2009 Guidance: Revenues of $240.7 million and Net Income of $33.7 million

Management to Host Earnings Conference Call on Tuesday, August 11, 2009 at 10:30 a.m. ET

XI’AN, China, August 11 -- China Bio Energy Holding Group Co. Ltd. (Nasdaq: CBEH) (the “Company”), a leading integrated bio-diesel producer and distributor, wholesale distributor and processor of heavy oil and finished oil products, and operator of retail gas stations in China, today announced the Company's financial results for the second quarter 2009.

SUMMARY FINANCIALS

Second Quarter 2009 Results
	Q2 2009	Q2 2008	CHANGE
Net Sales	$65.2 million	$58.4 million	+11.6%
Gross Profit	$9.5 million	$8.6 million	+10.4%
Net Income	$8.8 million	$8.3 million	+6.4%
EPS (Fully Diluted)	$0.25	$0.25	--

Six Month 2009 Results
	2H 2009	2H 2008	CHANGE
Net Sales	$123.9 million	$94 million	+31.8%
Gross Profit	$17.2 million	$13.6 million	+26.2%
Net Income	$16.0 million	$13.0 million	+23%
EPS (Fully Diluted)	$0.46	$0.39	+18%

Second Quarter 2009 Financial Results

Net Sales -- Net Sales for the second quarter of 2009 were $65.2 million compared to $58.4 million in the second quarter of 2008, an increase of 11.6%. The increase was mainly due to growth in the Company’s finished oil distribution business and sales generated by its six fully operational gas stations, offset by a decrease in biodiesel revenues due to lower selling prices compared to the same period in 2008. The distribution volume increased 26,400 tons, or 56.4%, from the same period in 2008. Sales volume for biodiesel production was 17,352 tons, compared to 17,837 tons in the same period in 2008. Sales volume of gas stations increased by 5,800 tons, or 116%, from the same period in 2008.

China Bio Energy also reports revenue in its three business segments as shown in the chart below:

Second Quarter 2009 Revenue Breakdown (Unaudited)
	Q2 2009	Q2 2008	CHANGE
Distribution of Finished Oil % of Sales	$45.4 million 69.6%	$37.4 million 64.1%	+21.4%
Bio-Diesel Production % of Sales	$11.8 million 18.1%	$16.5 million 28.2%	-28.5%
Retail Gas Stations % of Sales	$8 million 12.3%	$4.5 million 7.7%	+77.8%
Total Sales	$65.2 million	$58.4 million	+11.6%

Cost of Sales -- Cost of sales for the second quarter of 2009 was $55.8 million compared to $49.8 million in 2008, an increase of 12.1%. The increase was due to the rise in production and sales activities. Cost of sales as a percentage of sales was approximately 85.6% for the second quarter of 2009 and 85.3% for same period in 2008. The increase was due to lower selling prices compared to the same period in 2008, and rental expense for the four additional gas stations.

Gross Profit and Gross Margin -- Gross profit was $9.5 million for the second quarter of 2009 compared to $8.6 million for the same period in 2008, an increase of 10.4% and represented gross margins of approximately 14.5% and 14.7%, respectively. During the second quarter of 2009, the gross profit margin for biodiesel production and sales was approximately 29.1% while gross profit margin for distribution of finished oil products, such as gasoline and diesel oil, was approximately 12.7% and retail gas stations generated a gross margin of 17%.

Operating Expenses -- Selling, general and administrative expenses for the second quarter of 2009 were approximately $0.61 million compared to $0.25 million for the same period in 2008, an increase of 144%. Total operating expenses as a percentage of sales for the second quarter of 2009 and 2008 were 0.9% and 0.4%, respectively with the increase being attributed to public company expenses.

Net Income -- Net income for the second quarter of 2009, was $8.8 million or $0.25 per diluted share, compared with net income of approximately $8.3 million, or $0.25 per diluted share, during the same period in 2008. In the second quarter of fiscal year 2009, the average weighted shares outstanding were 34.6 million shares versus 32.7 million shares in the second quarter of 2008.

2009 Six Month Financial Results

For the first six months of 2009 net sales increased 31.8% to $123.9 million from $94.0 million in the same period of the prior year. Distribution of finished oil sales increased 26.7% to $82.6 million and represented 66.7% of total sales. Biodiesel production and sales increased 7.8% to $25.2 million and represented 20.3% of sales. Sales from retail gas stations increased 200.3% to $16.1 million, representing 13% of total sales. Cost of sales increased 32.8% to $106.8 million yielding gross profit of $17.2 million, an increase of 26.2% from $13.6 million reported in the year ago period. Gross margins were 13.8% compared to 14.5% during the first six months of 2009 and 2008, respectively. Operating expenses increased 104.1% to $1.2 million during the first six months of 2009 from $0.6 million during the year ago period. Income from operations increased 22.8% to $16.0 million from $13.0 million with operating margins of 13.0% compared to 13.8%. Net income for the first six months of 2009 increased 23% to $16.0 million from $13.0 million with corresponding diluted earnings per share of $0.46 compared to $0.39 based on 34.6 million and 32.9 million diluted shares in each respective period.

Liquidity and Capital Resources

Cash and cash equivalents were $42.5 million on June 30, 2009, compared to $23.1 million on December 31, 2008. The Company had working capital of $82.5 million on June 30, 2009 and a current ratio of 13.3 to 1. Inventories were $20.9 million and the accounts receivable balance was $6.3 million on June 30, 2009, compared to $22.3 and $8.2 million on December 31, 2008, respectively. The annualized days sales outstanding for the second quarter 2009 were 10 days.
Net cash provided by operations was $18.7 million for the first six months of 2009, compared to $1.9 million provided by operations in the same period of 2008. The net cash inflow increased during the first six months of 2009 was primarily due to a large increase in net income, and reduction of current liabilities. The company did not incur any income taxes during the period.

"We are pleased with our results for the second quarter which was driven by strong growth in our distribution segment and sales from our retail gas stations," stated Mr. Gao Xincheng, Chief Executive Officer of China Bio Energy Holdings Group. “We believe that several fundamental factors, including increasing demand for commercial and passenger vehicles and a shortage of domestic oil resources, will continue to drive future revenue and earnings growth for our Company. China is the world’s second-largest oil consumer and imported 3.83-million barrels per day in July, a 25% increase year-over-year, the fastest pace in nearly two-years. The longterm growth of fuel consumption in the PRC driven by increased consumer and industrial consumption, coupled with our licenses and distribution footprint, provides CBEH with a significant opportunity to gain incremental market share in the Chinese fuel industry.”

Financial Outlook for 2009

Management reaffirms 2009 guidance and expects to report calendar 2009 revenues of at least $240.7 million and net income of at least $33.7 million, representing an increase of 11% and 18% compared to 2008 revenue and adjusted net income, respectively. Guidance includes the addition of 50,000 tons of incremental biodiesel production capacity expected to come online during Q4 of 2009 and include the planned acquisition or lease of additional retail gas stations.

China’s Oil Pricing Update

On June 1, 2009, the National Development and Reform Commission (NDRC) increased the prices of both gasoline and diesel by $59 per ton, an increase from prior price levels set in March 2009 of 6.98% and 8.02%, respectively, in response to the increase in global oil prices. As a result, wholesale and retail prices of gasoline and diesel have increased accordingly. In June 2009, the average sales price for China Bio Energy’s oil products were approximately $815 per ton (equivalent to approximately $2.72 per gallon of gasoline and $3.01 per gallon of petrodiesel), compared to an average price of to $641 per ton (equivalent to approximately $1.77 per gallon of gasoline and $2.04 per gallon of petro-diesel), during January of 2009.

On June 30, 2009, NDRC subsequently increased the prices of gasoline and diesel by $88 per ton, an increase of 9.79% or 11.1%, respectively. On July 29, 2009 NDRC decreased the prices of gasoline and diesel by $32 per ton.

From 2006 to 2008, there were only two oil price adjustments in each year. However, there were five oil price adjustments over the first seven months in 2009. Management expects oil prices in China to continue to fluctuate as the government links domestic oil prices more closely to changes in the global crude oil prices.

Business Outlook for 2009

Management plans to focus on growing its biodiesel production, its distribution business, and expanding the footprint of its retail service stations. On the distribution and retail sides, the Company benefits from its advantageous location, well-established supplier relationships, as well as an extensive distribution network that has valuable railway access to reach remote parts of China that other distribution companies cannot currently reach. CBEH plans to strengthen its outreach in certain key distribution areas and plans to add five additional retail gas stations through lease in 2009.

We also plan to expand our current bio-diesel production capacity of 100,000 tons to 150,000 tons, either through strategic acquisitions or through a new build-out in 2009. We anticipate $15 million in capital expenditures in 2009 to accomplish this goal. We have secured enough raw materials to supply 150,000 tons of capacity, but will also continue to work towards securing more long-term sources of raw materials and new technology in the bio-energy field.

Management believes the increase in sales volume from these initiatives will not only offset the impact from fluctuation in fuel pricing, but also favorably impact overall profits and cash flow.

Conference Call Information

The Company will host a conference call on August 11, 2009, at 10:30 a.m. ET. To attend the call, please use the dial information below. When prompted, ask for the China Bio Energy Holdings Call" and/or be prepared to provide the conference ID.

Date:	August 11th, 2009
Time:	10:30 a.m. ET

Conference Line Dial-In (U.S.):	1-877-941-2332
International Dial-In:	+ 1-480-629-9690
Conference ID:	4135791
Webcast link:	http://viavid.net/dce.aspx?sid=000068A9

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through August 18th, 2009. To listen, please call 800-406-7325 within the United States or +1-303-590-3030 when calling internationally. Utilize the pass code 4135791 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=000068A9 or at ViaVid's website at http://www.viavid.net , where the webcast can be accessed through August 18th, 2010.

About China Bio Energy Holdings Group

CBEH is a distributor of refined oil products including gasoline, diesel, and heavy oil, and a manufacturer and distributor of bio-diesel fuel. CBEH’s bio-diesel fuel is made at its 100,000-ton capacity facility in Shaanxi Province. Feedstock consists of naturally growing non-edible seeds and waste oil from restaurants. CBEH’s bio-diesel can be used as a complete substitute for petro-diesel or can be blended with petro-diesel. The Company’s products are sold via its own distribution network, which includes six retail gas stations in Shaanxi Province that have both road and rail access.

Cautionary Statement Regarding Forward-Looking Information

The upcoming presentations and discussions may contain forward-looking information about the Company. Forward-looking statements are statements that are not facts. These statements can be identified by the use of forward- looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth “Risk Factors” contained in the Company’s Annual Reports on Form 10-K, and Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission. For more information, please contact:

China Bio Energy Holding Group
Alex Gong, VP of Capital Market
Tel: +86-136-0127-9912
Email: alexgong08@gmail.com
Web: http://www.cbeh.net.cn

OR

HC International, Inc.
Ted Haberfield, Executive VP

Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: http://www.hcinternational.net

PART 1. FINANCIAL INFORMATION
Item 1. Consolidated Financial Statements
CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31,
	2009	2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$42,527,363	$23,119,028
Restricted cash	121,379	919,351
Accounts receivable	6,283,319	8,164,320
Other receivables and deposits	189,368	3,986,984
Prepaid rent	2,263,533	1,884,102
Advance to suppliers	16,915,970	17,945,487
Inventories, net	20,938,731	22,268,903

Total current assets	89,239,663	78,288,175

Prepaid rents	8,048,235	6,408,568
Property and equipment, net	9,507,476	9,997,674

Total noncurrent assets	17,555,711	16,406,242

TOTAL ASSETS	$106,795,374	$94,694,417

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$-	$-
Advance from customers	2,678,238	4,580,462
Taxes payable	782,081	735,461
Other payables	1,000,623	3,232,088
Loans payable	2,219,218	2,247,197

Total current liabilities	6,680,160	10,795,208

TOTAL LIABILITIES	6,680,160	10,795,208

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value; authorized shares 10,000,000; issued and ourstanding 3,465,753 and 3,465,753 shares at June 30, 2009 and December 31 2008, respectively	3,465	3,465

Common stock, $.0001 par value; authorized shares 79,000,000; issued and outstanding 27,169,091 and 27,169,091 shares at June 30, 2009 and December 31, 2008, respectively	2,716	2,716

Additional paid in capital	44,565,782	44,434,250
Statutory reserve	4,920,114	4,920,114
Accumulated other comprehensive income	5,393,490	5,337,003
Retained earnings	45,229,647	29,201,661

Total stockholders' equity	100,115,214	83,899,209

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$106,795,374	$94,694,417

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

(Unaudited)	For The Six Months Ended June 30,		For The Three Months Ended June 30,
	2009	2008	2009	2008

Sales	$123,902,907	$93,987,652	$65,244,239	$58,426,812

Cost of goods sold	106,750,036	80,394,701	55,768,322	49,847,038

Gross profit	17,152,871	13,592,951	9,475,917	8,579,774

Selling, general and administrative expenses	1,166,575	571,495	610,726	251,689

Income from operations	15,986,296	13,021,456	8,865,191	8,328,085

Non-operating income (expenses)
Interest expenses	(69,180)	(59,223)	(35,662)	(30,952)
Subsidy income	116,964	(2,544)	-	(2,474)
Other expense	(6,094)	(46)	(2,796)	79

Total non-operating expenses	41,690	(61,813)	(38,458)	(33,347)

Net income	16,027,986	12,959,643	8,826,733	8,294,738

Other comprehensive item
Foreign currency translation gain (Loss)	(14,074)	2,788,712	36,710	1,548,300

Comprehensive Income	$16,013,912	$15,748,355	$8,863,443	$9,843,038

Basic and diluted weighted average shares outstanding
Basic	27,169,091	25,454,545	27,169,091	25,454,545
Diluted	34,629,111	32,891,850	34,635,447	32,685,185

Basic and diluted net earnings per share available to
common stockholders
Basic	$0.59	$0.51	$0.32	$0.33
Diluted	$0.46	$0.39	$0.25	$0.25

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)	For The Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,027,986	$12,959,643
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	589,927	457,061
Stock based compensation	131,533	-
(Increase) decrease in current assets:
Accounts receivable	1,885,008	(6,910,513)
Other receivables, deposits and prepaid expenses	1,784,914	(8,112,208)
Advance to suppliers	1,039,421	(491,096)
Inventories	1,342,443	363,945
Increase (decrease) in current liabilities:
Accounts payable	(1,463)	220,212
Advance from customers	(1,904,172)	4,431,338
Taxes payable	46,183	354,840
Other payables and accrued expenses	(2,231,051)	(1,408,412)

Net cash provided by operating activities	18,710,729	1,864,810

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(91,176)	(1,038,203)

Net cash used in investing activities	(91,176)	(1,038,203)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash released	797,993	-
Repayment of auto loans long term notes payable	(29,255)	(26,208)
Repayment from (Advance to) shareholder	-	(44,683)

Net cash provided by (used in) financing activities	768,738	(70,891)

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	20,044	109,413

NET INCREASE IN CASH AND CASH EQUIVALENTS	19,408,335	865,129

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	23,119,028	1,382,371

CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,527,363	$2,247,500

Supplemental Cash flow data:
Income tax paid	$-	$-
Interest paid	$77,344	$61,680